Exhibit 5.1

January 22, 2007

Renovis, Inc.

Two Corporate Drive

South San Francisco, CA 94080

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Renovis, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a registration statement on form S-8 (the “Registration Statement”), of up to an aggregate of 1,478,971 shares of common stock, $0.001 par value per share, pursuant to the Renovis, Inc. 2007 Employment Commencement Incentive Plan (the “Employment Commencement Incentive Plan”), the Amended and Restated Renovis, Inc. 2003 Stock Plan (the “Stock Plan”) and the Renovis, Inc. Employee Stock Purchase Plan (together with the Employment Commencement Incentive Plan and the Stock Plan, the “Plans”). The shares issuable under the Plans are referred to herein as the “Shares.” This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, upon the issuance and delivery of the Shares in the manner contemplated by the Plans, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of the required payment for the Shares, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

Renovis, Inc.

January 22, 2007

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP
LATHAM & WATKINS LLP